Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 Amendment 1, of our report dated July 23, 2012, on the financial statements of Engage Mobility, Inc. (formerly MarketKast, Inc.) (the “Company”) as of June  30, 2012, and for the period from inception (December 28, 2011) to June 30, 2012. Our report dated July 23, 2012, relating to the Company’s financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Kingery & Crouse, P.A.
Tampa, Florida
July 22, 2013